Exhibit 2.2

AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Amendment to Purchase and Sale Agreement (this “Amendment”), dated as of August 26, 2022, is by and among Alpine Acquisition Corporation, a Delaware corporation (“Purchaser”), Pool IV Finance LLC, a Delaware limited liability company (“Denver PropCo Seller”), Pool IV TRS LLC, a Delaware limited liability company (“Denver OpCo Seller”; Denver PropCo Seller and Denver OpCo Seller are referred to collectively as “Denver Sellers”), PHF II Stamford Hotel, a Delaware limited liability company (“Stamford Seller”) (Denver PropCo Seller, Denver OpCo Seller and Stamford Seller are referred individually as a “Seller” and collectively, as “Sellers”). Sellers and Purchaser are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into the Purchase and Sale Agreement, dated as of May 18, 2022 (as may be amended from time to time, the “Original Agreement”), which, among other things, provides that the Original Agreement may be terminated by written notice from Alpine or the Sellers if the transactions contemplated thereby have not been completed by September 30, 2022 (the “Outside Closing Date”); and

WHEREAS, the Parties desire to extend the Outside Closing Date from September 30, 2022 to November 30, 2022.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Original Agreement. Section 13.6(ii) of the Original Agreement is hereby amended as follows: the text “September 30, 2022” in Section 13.6(ii) of the Original Agreement is hereby deleted and the text “November 30, 2022” is inserted therefor.

2. Miscellaneous.

(a) Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

(b) No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall be deemed to be amended as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article 16 of the Original Agreement is incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

ALPINE ACQUISITION CORPORATION

By:	//s/ Alexander Lombardo
	Name:	Alexander Lombardo
	Title:	Chief Financial Officer

POOL IV FINANCE LLC

By:	//s/ Craig A. Mason
	Name:	Craig A. Mason
	Title:	President

POOL IV TRS LLC

By:	//s/ Craig A. Mason
	Name:	Craig A. Mason
	Title:	President

PHF II STAMFORD LLC

By:	//s/ Craig A. Mason
	Name:	Craig A. Mason
	Title:	President